Exhibit 99.1

SALEM COMMUNICATIONS ANNOUNCES CLOSING OF NOTES OFFERING

CAMARILLO, CA December 1, 2009 — Salem Communications Corporation (“Salem”) (Nasdaq: SALM), announced today that it has consummated its private placement offering of $300 million aggregate principal amount of its 9.625% Senior Secured Second Lien Notes due 2016 (the “New Notes”) and the early settlement of its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to the outstanding 7¾% Senior Subordinated Notes due 2010 (the “Old Notes”) of Salem Communications Holding Corporation, a wholly owned subsidiary of Salem.

Salem used the net proceeds from the sale of the New Notes, together with borrowings under a new $30 million senior secured credit facility and approximately $28 million of cash on hand, to fund the payment of consideration and costs relating to the Offer and to repay its existing credit facilities.  As of 5:00 p.m., New York City time, on November 30, 2009 (the “Consent Payment Deadline”), $89.655 million aggregate principal amount of Old Notes had been validly tendered and not withdrawn, which represented 100% of the outstanding aggregate principal amount of the Old Notes.  On December 1, 2009, Salem accepted and purchased (the “Initial Payment Date”) all of the Old Notes that were validly tendered at or prior to the Consent Payment Deadline.  Holders of Old Notes who tendered their Old Notes at or prior to the Consent Payment Deadline received $1,000 for each $1,000 principal amount of the Old Notes validly tendered (which included the consent payment of $30.00 per $1,000 principal amount of Old Notes), plus any accrued and unpaid interest up to, but not including, the Initial Payment Date.

This announcement does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the related indenture.  The Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes.  The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Company Contact:
Evan Masyr
Salem Communications
(805) 987-0400 ext. 1053
evanm@salem.cc